UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  December 12, 2007
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                      PRESIDENTIAL REALTY CORPORATION
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          (Exact name of registrant as specified in its charter)

     DELAWARE                   1-8594              13-1954619
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(State or other jurisdiction   (Commission        (I.R.S. Employer
     of incorporation)          File Number)    Identification Number)

180 South Broadway, White Plains, New York            10605
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(Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code:  (914) 948-1300
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                           No change since last Report
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       (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities
       Act (17CFR230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange
      Act(17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))







ITEM 1.01.        Entry into a Material Definitive Agreement.

         On December 12, 2007, Presidential Realty Corporation (the "Company") entered into Amended and Restated Employment Agreements with each of Jeffrey F. Joseph, Steven Baruch and Thomas Viertel (the "Amended Agreements"). The purpose of amending and restating the existing employment agreements was to provide that the compensation arrangements in the Employment Agreements shall, to the extent governed by Section 409A of the Internal Revenue Code, be in compliance with such Section and the regulations promulgated thereunder. The Company believes that the Amended Agreements do not provide for any material changes to the current obligations of the Company. Jeffrey F. Joseph is the Chief Executive Officer, President and a Director of the Company. Steven Baruch is an Executive Vice President and a Director of the Company. Thomas Viertel is an Executive Vice President and the Chief Financial Officer of the Company.

         Also on December 12, 2007, the Company entered into an Amendment (the "Amendment") to the Amended Agreement between the Company and Jeffrey F. Joseph. Pursuant to the Amendment, Mr. Joseph may, upon 180 days prior written notice to the Company, voluntarily resign as an officer and director of the Company, in which event Mr. Joseph will receive a lump sum payment in the amount of (a) 1.5 times his then annual salary if his resignation is effective in calendar year 2009; (b) 1.75 times his then annual salary if his resignation is effective in calendar year 2010; (c) two times his then annual salary if his resignation is effective in calendar year 2011; and (d) 2.5 times his then annual salary if the resignation is effective in calendar year 2012 (which would happen only if the parties extend the employment term beyond its current expiration date of December 31, 2011). With respect to any payment pursuant to clause (d), an amount equal to what is one-half of Mr. Joseph's annual salary as of the resignation effective date shall be paid to him in the Company's Class B Shares, based on the average closing price thereof during the thirty day period preceding the resignation effective date.

         In addition, pursuant to the Amendment, Mr. Joseph agrees to provide consulting services to the Company for a period of four years after the effective date of his resignation for an annual consulting fee equal to fifty percent of his base salary on the effective date of his resignation. If during the four year consulting term the Company undergoes a change in control event (as defined in Treasury Regulation Section 1.409A-3(i)(5)), Mr. Joseph shall have no further obligation to provide consulting services to the Company, and the Company shall pay to him, without discount, the balance of what would have otherwise been the consulting fees payable to him during the balance of the four year consulting term. During the consulting term, Mr. Joseph shall not engage in any activity that the Company, in its reasonable opinion, deems to be in competition or conflict with the business and/or interests of the Company.

         The foregoing summary description of the Amended Agreements and the Amendment are qualified in their entirety to the complete Amended Agreements and the Amendment, filed as exhibits to this Form 8-K.

         Jeffrey F. Joseph, Steven Baruch and Thomas Viertel are the owners of Pdl Partnership, a partnership that owns 198,735 shares of the Company's Class A Common Stock. As a result of the ownership of these shares by Pdl Partnership, together with the ownership of an aggregate of 27,601 additional shares of Class A Common Stock individually by such persons, Messrs. Joseph, Baruch and Viertel have beneficial ownership of an aggregate of approximately 48% of the outstanding Class A Common Stock of the Company, which class of stock is entitled to elect two-thirds of the Board of Directors of the Company. By reason of such beneficial ownership, Messrs. Joseph, Baruch and Viertel are in a position substantially to control elections to the Board of Directors of the Company.

         All of the Amended Agreements and the Amendment referred to above were negotiated and approved by the members of the Compensation Committee of the Board of Directors of the Company, all of which Directors are Independent Directors pursuant to the rules of the American Stock Exchange.

ITEM  9.01        Financial Statements and Exhibits

         (d)      Exhibits

         99.1 Amended and Restated Employment and Consulting Agreement, dated December 12, 2007, between Presidential Realty Corporation and Jeffrey F. Joseph.

         99.2 Amended and Restated Employment and Consulting Agreement, dated December 12, 2007, between Presidential Realty Corporation and Steven Baruch.

         99.3 Amended and Restated Employment and Consulting Agreement, dated December 12, 2007, between Presidential Realty Corporation and Thomas Viertel.

         99.4 First Amendment to Amended and Restated Employment and Consulting Agreement, dated December 12, 2007, between Presidential Realty Corporation and Jeffrey F. Joseph.



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 13, 2007                   PRESIDENTIAL REALTY CORPORATION

                                           By:     /s/ Jeffrey F. Joseph
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                                                   Jeffrey F. Joseph
                                                   President